Exhibit 99.1

   January 18, 2007
                                                Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 18, 2007 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the fiscal quarter ended December 31, 2006. Net income for the Company’s fiscal 2007 first quarter increased 8.2% to $13,971,000, compared to $12,907,000 for the same quarter last year. Earnings per share for the fiscal 2007 first quarter were $0.44 compared to $0.40 a year ago, an increase of 10.0%. Earnings for the fiscal 2007 first quarter included a charge of $0.01 per share in connection with the earnout provisions under the Milso Industries acquisition agreement.

Sales for the quarter ended December 31, 2006 were $175,424,000, compared to $170,109,000 in the same quarter a year ago, representing an increase of 3.1%. Operating profit for the three months ended December 31, 2006 was $24,184,000, compared to $22,418,000 for the same period last year, representing an increase of 7.9%.

In discussing the results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The growth in consolidated sales and operating profit over the same quarter last year reflected improved performance in several of our segments. In the Memorialization Group, our Casket segment reported higher sales for the quarter. This sales growth, combined with the favorable impact of improved productivity in our Mexican facility, resulted in a significant increase in the segment’s operating results compared to a year ago. Additionally, our Cremation business continued to build on fiscal 2006 results and reported increases in both sales and operating profit over the fiscal 2006 first quarter. In our Bronze business, sales were higher than the first quarter last year, but operating profit declined slightly as a result of significantly higher bronze metal costs compared to twelve months ago.”

Matthews International Corporation                    2 of 3                                     January 18, 2007

“In our Brand Solutions Group, the Marking Products segment generated an increase in operating profit for the fiscal 2007 first quarter on higher sales compared to the same quarter last year. In addition, despite a decline in sales, operating profit in our Merchandising Solutions segment increased from a year ago reflecting the benefits of the recent facilities consolidation and related cost structure initiatives. Sales and operating profit for the Graphics Imaging segment were lower than a year ago due to a decline in demand in the U.S. and U.K. markets during the period.”

Mr. Bartolacci further stated: “We are generally satisfied with the results for the current quarter, which, on a consolidated level, met our internal expectations. We are particularly pleased with the performance in our casket business, the continued growth in our Marking Products and Cremation segments and the continued improvement in the operating margin percentage in our Merchandising Solutions segment.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.055 per share on the Company’s common stock for the quarter ended December 31, 2006. The dividend is payable February 14, 2007 to stockholders of record January 31, 2007.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                        3 of 3                                 January 18, 2007

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2005	2006
Sales	$170,109	$175,424
Operating Profit	22,418	24,184
Income before taxes	20,684	22,390
Income Taxes	7,777	8,419
Net Income	$12,907	$13,971
Earnings per Share - Diluted	$0.40	$0.44
Weighted Average Shares - Diluted	32,299,656	31,851,284

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.